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                                                                  EXHIBIT 10.6




                          EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made and entered into on this 8th day of July, 1999 effective as of January 1, 1999 by and between Affiliated Networks, Inc., a Florida corporation (the "Company"), and David A. Schwedel (hereinafter called the "Executive").

                                    RECITALS

         A. The Executive is currently employed as the President and Chief Executive Officer of the Company.

         B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

         C. The Board of Directors of the Company (the "Board") recognizes that the Executive has contributed to the growth and success of the Company, and desires to assure the Company of the Executive's continued employment and to compensate him therefor.

         D. The Board has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company.

         E. The Executive is willing, to make his services available to the Company and on the terms and conditions hereinafter set forth.

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       EMPLOYMENT.

                  1.1 EMPLOYMENT AND TERM. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                  1.2 DUTIES OF EXECUTIVE. During the Term of Employment under this Agreement, the Executive shall serve as the President and Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the Board (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority, as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company, and shall not engage in any activities that compete with



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the business of the Company. It shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities to the Company in accordance with this Agreement.

         2.       TERM.

                  2.1 INITIAL TERM. The initial Term Employment under this Agreement, and the employment of the Executive hereunder, shall commence on January 1, 1999 (the "Commencement Date") and shall expire on December 31, 2004, unless sooner terminated in accordance with Section 5 hereof (the "Initial Term").

                  2.2 RENEWAL TERMS. At the end of the Initial Term, the Term of Employment automatically shall renew for successive one year terms (subject to earlier termination as provided in Section 5 hereof), unless the Company or the Executive delivers written notice to the other at least 6 months prior to the Expiration Date of its or his election not to renew the Term of Employment.

                  2.3 TERM OF EMPLOYMENT AND EXPIRATION DATE. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment", and the date on which the Term of Employment shall expire (including the date on which any renewal term shall expire), is sometimes referred to in this Agreement as the "Expiration Date".

         3.       COMPENSATION.

                  3.1 BASE SALARY. The Executive shall receive a base salary (the "Base Salary") at the annual rate of $130,000 for calendar year 1999, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding, and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from; provided, however, that the Base Salary shall be increased as of each January 1 during the Initial Term so that the Base Salary payable to the Executive shall not be less than $160,000 for calendar year 2000, $225,000 for calendar year 2001, and $265,000 for calendar years 2002, 2003 and 2004. Base Salary, once increased, shall not thereafter be decreased for any reason.


                  3.2      BONUSES.

                           a.       The Company shall pay the Executive a bonus
(sometimes hereinafter referred to as "Incentive Compensation") for each calendar year (each a "Bonus Period") during the Term of Employment based on established objective goals to be agreed upon by the Board, or the Compensation Committee of the Board. The goals shall be quantitative, definite, and reasonably attainable. Payment shall be accompanied by a statement reflecting the bonus formula computation. The Executive shall have the right to review and contest the bonus computation.

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                           b.       For the Bonus Period in which the
Executive's employment with the Company terminates for any reason other than by the Company for Cause under Section 5.1 hereof, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive's employment with the Company terminates) of the bonus otherwise payable under Section 3.2a for the Bonus Period in which such termination of employment occurs; provided, however, that the Bonus Period shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive's employment so terminates. The Incentive Compensation for this Bonus Period is sometimes hereinafter referred to as the "Termination Year Bonus".

                           c.       The Executive shall receive such additional
bonuses, if any, as the Board may in its sole and absolute discretion determine.

                           d.       Any Incentive Compensation payable pursuant
to this Section 3.2 shall be paid by the Company to the Executive within 2 1/2 months after the end of the Bonus Period for which it is payable.

         4.       EXPENSE REIMBURSEMENT AND OTHER BENEFITS.

                  4.1 REIMBURSEMENT OF EXPENSES. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company,

                  4.2 COMPENSATION/BENEFIT PROGRAMS. During the term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

                  4.3 WORKING FACILITIES. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

                  4.4 AUTOMOBILE. During the Term of Employment, the Company shall provide the Executive with a non-accountable automobile allowance of six hundred and fifty dollars ($650) per month.

                  4.5 STOCK OPTIONS. Immediately upon execution of this Agreement, the


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Company shall grant to the Executive options to purchase 230,000 shares of the common stock of the Company in accordance with the Stock Option Agreement attached as Exhibit "A" hereto and made a part hereof, under (and therefore subject to all terms and conditions of) the Company's 1996 Incentive Stock Option Plan as amended, and any successor plan thereto (the "Stock Option Plan") and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The Executive shall be eligible to receive such other stock option grants under the Stock Option Plan, and on such other terms and conditions, as shall be determined by the Committee appointed pursuant to the Stock Option Plan, or by the Board of Directors of the Company, in its discretion and pursuant to the Stock Option Plan.

                  4.6 VACATION AND OTHER BENEFITS. The Executive shall be entitled to five (5) weeks of vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

         5.       TERMINATION.

                  5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or failure or refusal (other than by reason of his disability) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, or (iii) conviction of any crime which involves dishonesty or a breach of trust. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this
Section 5.1, the Company shall (i) pay to the Executive his Base Salary to the date of termination and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

                  5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company's long-term disability plan as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether

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the Executive continues to be disabled. Upon any termination pursuant to this
Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, (iii) pay to the Executive a severance payment equal to 12 months of the Executive's Base Salary at the time of the termination of the Executive's employment with the Company and (iv) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 3.2(d) hereof. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated as of the date on which such termination occurs).

         5.3 DEATH. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the executive's date of death, and (iii) pay to the estate of the deceased Executive, the Executive's Termination Year Bonus, if any, at the time provided in Section 3.2(d) hereof. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however, to the provisions of Section 4. 1, and (y) payment of compensation for unused vacation days that have accumulated as of the date on which such termination occurs).

         5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6, the Company shall
(i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company,
(iii) continue to pay the Executive's Base Salary for a period (the "Continuation Period") through the date on which the Term of Employment would have ended pursuant to Section 2 hereof in the absence of an earlier termination pursuant to this Section 5, in the manner and at such time as the Base Salary otherwise would have been payable to the Executive, (iv) continue to pay the Executive Incentive Compensation and continue to provide the Executive with the benefits he was receiving under Sections 4.2 and 4.4 hereof (the "Benefits") through the end of the Continuation Period in the manner and at such times as the Incentive Compensation or Benefits otherwise would have been payable or provided to the Executive, (v) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 3.2(d); and (iv) pay to the Executive as a single lump sum payment, within 30 days of the Expiration Date, a lump sum benefit equal to the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under such plans by reason of the termination of his employment hereunder prior to the end of the Continuation Period. In the event that the termination of Executive's


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 employment hereunder shall occur on or before December 31, 1999, then the
 Incentive Compensation and Benefits payable under clause (iv) of this Section
 5.4 shall be equal to the amounts that would have been paid or provided to the Executive for the year ended December 31, 1999. In the event that termination of Executive's employment hereunder shall occur after December 31, 1999, then the Incentive Compensation payable under clause (iv) of this Section
 5.4 shall be equal to the amount of Incentive Compensation payable to the Executive for the calendar year immediately preceding the termination of Executive's employment hereunder, and the Benefits shall be the Benefits provided to the Executive for the calendar year in which the Executive's employment hereunder terminates. In the event that the Company is unable to provide the Executive with any Benefits required hereunder under the Company's then existing benefit plans by reason of the termination of the Executive's employment pursuant to this Section 5.4, then the Company shall arrange to have issued for the benefit of the Executive and Executive's dependents individual policies of insurance providing benefits substantially similar to the Benefits. The Executive shall not be required to pay any premiums or other charges in an amount greater than that amount, if any, that the Executive would have paid while employed by the Company for the benefits so provided. Further, the Executive shall become immediately vested in his Stock Options in the same manner and to the same extent as if his employment hereunder terminated on the last day of the Continuation Period. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated as of the date on which such termination occurs).

         5.5      TERMINATION BY EXECUTIVE.

                  a. The Executive shall at all times have the right, upon thirty (30) days written notice to the Company, to terminate the Term of Employment.

                  b. Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive without Good Reason, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Executive's employment with the Company. The Company shall have no further liability hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated as of the date on which such termination occurs).

                  c. Upon termination of the Term of Employment pursuant to this Section 5.5 (that is not a termination under Section 5.6) by the Executive for Good Reason, the Company shall pay to the Executive the same amounts that would have been payable by the Company to the Executive under
Section 5.4 of this Agreement if the Term of Employment had been terminated by the Company without Cause. The Company shall have no further liability



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hereunder (other than for (x) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (y) payment of compensation for unused vacation days that have accumulated as of the date on which such termination occurs).

                  d.       For purposes of this Agreement, "Good
Reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Article 3 or 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company's requiring the Executive to be based at any office or location outside of Coconut Grove, Florida, except for travel reasonably required in the performance of the Executive's responsibilities; (iv) any purported termination by the Company of the Executive's employment otherwise than for Cause pursuant to Section 5.1, or by reason of the Executive's disability pursuant to Section
5.2 of this Agreement, prior to the Expiration Date. For purposes of this
Section 5.5(d), any good faith determination of "Good Reason" made by the Executive shall be conclusive.

         5.6      CHANGE IN CONTROL OF THE COMPANY.

                  a. In the event that a Change in Control (as defined in paragraph (c) of this Section 5.6) in the Company shall occur during the Term of Employment, the Company shall pay to the Executive, within 30 days of such Change in Control, a lump sum cash payment equal to the quotient obtained by dividing (i) $600,000, by (ii) 100% minus the Executive's combined federal, state and local marginal tax rate (determined based upon the assumptions set forth in the last sentence of Section 5.7 (a) hereof),

                  b. In the event that (i) a Change in Control (as defined in paragraph (c) of this Section 5.6) in the Company shall occur during the Term of Employment, and (ii) prior to the earlier of the Expiration Date and three years after the date of the Change in Control, (x) the Term of Employment is terminated by the Company without Cause pursuant to Section 5.4 hereof or (y) the Executive terminates the Term of Employment for Good Reason pursuant to
Section 5.5(b) hereof, then the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Executive, (3) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 3.2 hereof, and (4) pay to the Executive as a single lump sum cash payment, within 30 days of the termination of his employment hereunder, a lump sum payment equal to the sum of (x) three times the sum of



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Executive's annual Base Salary, Incentive Compensation, and the value of the annual fringe benefits (based upon their cost to the Company) required to be provided to the Executive under Sections 4.2 and 4.4 hereof, for the year immediately preceding the year in which his employment terminates, plus (y) the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under those plans by reason of the termination of his employment hereunder. Further, upon the Change in Control, the Executive's Stock Options shall immediately vest. The payments required pursuant to this paragraph (b) shall be in addition to any benefits payable under paragraph (a) of this Section 5.6. The Company shall have no further liability hereunder (other than for (1) reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1, and (2) payment of compensation for unused vacation days that have accumulated as of the date on which such termination occurs).

                  c. For purposes of this Agreement, the term "Change in Control" shall mean:

                           (i)      Approval by the shareholders of the Company
of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

                           (ii)     Individuals who, as of the Commencement Date
of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date of this Agreement whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                           (iii)    the acquisition (other than from the
Company) by any person, entity or "group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of 25% or more of either the then outstanding shares of the Company's Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a

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"Controlling Interest") excluding, for this purpose, any acquisitions by (1) the
Company or its Subsidiaries, (2) any person, entity or "group" that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

         5.7      CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  a. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under this Section 5.7) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  b.       Subject to the provisions of paragraph (c) of this
Section 5.7, all determinations required to be made under this Section 5.7, including whether and when a Gross Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arthur Anderson LLP (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.7, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the

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
Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.7 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  c. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i)      give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii)     take such action in connection with
contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii)    cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv)     permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences

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
with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for the refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                           d.       If, after the receipt by the Executive of an
amount advanced by the Company pursuant to Section 5.7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5.7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to
Section 5.7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the among of Gross-Up Payment required to be paid.

                  5.8 RESIGNATION. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

                  5.9 SURVIVAL. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.

         6.       CONFIDENTIAL INFORMATION AND OWNERSHIP OF DEVELOPMENTS.

                  6.1 NONDISCLOSURE. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.

                  6.2 OWNERSHIP OF DEVELOPMENTS. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the "Work Product") shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.


                  6.3 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

                  6.4      DEFINITION OF COMPANY. Solely for purposes of this
Article 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

                  6.5 ACKNOWLEDGEMENT BY EXECUTIVE. The Executive acknowledges and confirms that the provisions contained in this Article 6 are reasonably necessary to protect the legitimate business interests of the Company. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.

                  6.6 REFORMATION BY COURT. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.


                  6.7 EXTENSION OF TIME. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

                  6.8 SURVIVAL. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.


         7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. ASSIGNMENT. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

         9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         11. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery, and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S.
mail. Notice shall be sent (i) if to the Company, addressed to 2701 S. Bayshore Dr.,Miami, FL 33133, Attention: Human Resources, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         12. BENEFITS: BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

         13. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         14. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         15. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

         16. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         17. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                             COMPANY:

                                             Affiliate Networks, Inc.

                                             By: /s/ George Glazer
                                                ------------------------------
                                                Name: George Glazer
                                                Title: Chm. Compensation
                                                         Committee
                                                        Board of Directors

                                             EXECUTIVE:


                                             /s/ David A. Schwedel
                                             ---------------------------------
                                             David A. Schwedel